Exhibit 10.4
COMMUNITY BANK OF TRI-COUNTY
EXECUTIVE INCENTIVE COMPENSATION PLAN

As Amended and Restated
Effective December 31, 2008

COMMUNITY BANK OF TRI-COUNTY
AMENDED AND RESTATED
EXECUTIVE INCENTIVE COMPENSATION PLAN
ARTICLE I. General Provisions
     1.01 Purpose. This document sets forth the Amended and Restated Community Bank of Tri-County Executive Incentive Compensation Plan. The Plan is maintained to provide certain Employees with incentive compensation if the Bank meets certain performance goals.
     It is intended that the Plan be an unfunded plan maintained primarily to provide bonuses in the form of cash and non-cash compensation for a select group of management or highly compensated employees within the meaning of Section 201(2) of ERISA and that benefits provided under the Plan be taxable to Participants only when actually received. The Plan shall be administered, construed and interpreted in a manner consistent with the purpose and intent set forth in this Section.
     1.02 Effective Date. The effective date of the Plan was January 1, 1992. The Plan was subsequently amended and restated on January 1, 1998 and December 23, 2002. The effective date of this amendment and restatement of the Plan is December 31, 2008 (“Effective Date”).
ARTICLE II. Definitions.
     Unless the context clearly requires otherwise, the terms defined in this Article II shall, for all purposes of this Plan, have the respective meanings specified in this Article II.
     2.01 “Affiliate” means any company that would be considered an affiliate of the Bank or the Corporation pursuant to Section 424 of the Code.
     2.02 “Bank” means Community Bank of Tri- County.
     2.03 “Beneficiary” means the person or persons designated as a Participant’s beneficiary or beneficiaries in accordance with Section 4.06 hereof.
     2.04 “Benefits” shall mean, as to any Participant, any incentive compensation provided under Article IV hereof.
     2.05 “Board” means the Board of Directors of the Bank.
     2.06 “Bonuses” means cash or non-cash compensation paid to Participants pursuant to Article IV hereof.
     2.07 “Cause” means personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profits, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses), or a material violation of a final cease-and-desist order or any other action which results in a material financial loss to the Bank. A determination of “Cause” shall be made by the Board within its sole discretion.
     2.08 “Chairman” means the Chairman of the Governance Committee who shall be responsible for coordinating all actions of the Committee.
     2.09 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a Code section shall include any comparable section or sections of future legislation that amends, supplements or supersedes such section.
     2.10 “Committee” means the members of the Governance Committee of the Board who are appointed to serve on the Committee. In the absence at any time of a duly appointed Committee, the Plan shall be administered by the Board.
     2.11 “Compensation” means a Participant’s base salary for the calendar year, as adjusted from time to time. Base salary will include only amounts paid by the Bank (including such amounts contributable to the Bank’s 401(k) plan by employees) and will exclude amounts paid by third party providers, such as disability.
     2.12 “Corporation” means Tri-County Financial Corporation.
     2.13 “Employee” means any individual who performs service in the business of the Bank, the Corporation or any Affiliate, excluding any individual who performs such services as a self-employed person.
     2.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     2.15 “Multiplier” means for any calendar year the percentage of the goals established by the Committee or the Board that the Bank has achieved.
     The Committee shall make its determinations of the relevant goals where applicable such as return on equity, earnings per share, or non-performing loans in accordance with generally accepted accounting principles or other industry norms, subject to the Committee’s discretion to take into account or to disregard any extraordinary financial events.
     2.16 “NIATBI” means the net income (after taxes and before Benefits accrued for the fiscal year) of the Bank and its Affiliates, and shall be determined by the Committee in accordance with generally accepted accounting principles, subject to the Committee’s discretion to take into account or to disregard any extraordinary financial events.
     2.17 “Participant” means an Employee who has become a Participant in the Plan as provided for in Article III.
     2.18 “Plan” means the Community Bank of Tri-County Executive Incentive Compensation Plan as herein set forth and as it may from time to time be amended.

     2.19 Substitution or addition of criteria for calculation of Bonus may be made at the sole discretion of the Committee subject to the Committee’s discretion to take into account or to disregard any financial events that are extraordinary in the opinion of the Committee.
ARTICLE III. Eligibility and Participation
     The Committee shall have sole discretion to determine which Employees are eligible to participate in the Plan. The Committee may, in its sole discretion, limit eligibility for any reason including, but not limited to, ensuring that the Plan at all times is a plan described in Section 201(2) of ERISA. Eligibility may be subject to fulfillment of conditions, if any, as the Committee, in its sole discretion, may impose.
ARTICLE IV. Benefits Schedule
     4.01 Bonuses. For each calendar year beginning on or after the Effective Date, the total Bonuses that the Bank shall pay to Participants who are Employees on December 31st of the year to which the Bonuses relate (or who retired, died or became disabled during the year in which the Bonuses relate) shall equal the product of the Multiplier and some percentage of the Bank’s NIATBI that shall be determined by the Committee before January 1 of the year to which the Bonuses relate. The allocation of the total Bonuses to each Participant shall be determined by the Committee in its sole discretion. Bonuses are considered to be the property of the Bank until paid to the Participant, and consequently, all Bonuses are subject to forfeiture until actually paid to the Participant.
     4.02 Revocation for Misconduct;Voluntary-Involuntary Departure. Notwithstanding anything herein to the contrary, the Chairman, or any other Committee member designated by the Chairman to act on the Chairman’s behalf if the Chairman is not available, may, immediately revoke, rescind or terminate any Bonuses that have been determined by the Committee but not yet paid or granted if the Participant voluntarily or involuntarily leaves the employ of the Bank or an Affiliate for Cause, or is discovered after termination of employment to have engaged in conduct that would have justified termination for Cause.
     4.03 Payment of Benefits. Bonuses shall be determined by the Committee as soon as is practicable after the end of each calendar year. The Benefits, at the Committee’s discretion, will be in the form of cash and/or non-cash compensation. Equity grants, if applicable, will be valued based on the “Black-Scholes” or some other generally used method at the Committee’s discretion for stock options and shall be the fair market value as determined under the Tri-County Financial Corporation 2005 Equity Compensation Plan or successor plans or such other method at the Committee’s stock discretion for stock grants. All Benefits under this Plan shall be provided by the Bank (or the Corporation in the case of equity compensation) directly to Participants.
     4.04 Source of Benefits. The cash Benefits payable under the Plan shall be paid by the Bank out of its general assets and shall not be funded by trust or otherwise. Nothing contained in this Plan shall constitute, or be treated as, a trust or create any fiduciary relationship. The Bank shall be under no obligation to segregate any assets to provide Benefits under the Plan and no person or entity which is entitled to payment under the terms of the Plan shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Employer. To the extent that a Participant or any other person acquires a right to receive any Benefit under the Plan, such right shall be limited to that of a recipient of an unfunded, unsecured promise to pay amounts in the future and the Participant’s (or other person’s) position with respect to such amounts shall be that of a general unsecured creditor of the Employer. The non-cash compensation Benefits payable under the Plan shall be granted to Participants by the Board of Directors of the Corporation from the Tri-County Financial Corporation 2005 Equity Compensation Plan or any other shareholder approved equity plan, to the extent shares are available under the plan.
     4.05 Minority disability or Incompetency. If any Benefit becomes payable under this Plan to a minor, to a person under legal disability or to a person not adjudicated incompetent but who the Committee in its discretion determines to be incapable by reason of illness or mental or physical disability of managing his or her financial affairs, the Committee may direct that such Benefit shall be paid to the legal representative or custodian of such person or to any relative or friend of such person, or that such amount be paid directly for such person’s support and maintenance. Payments so made in good faith shall completely discharge the Committee and the Bank of any and all obligations and liabilities with respect to such payments.
     4.06 Designation of Beneficiary. A Participant may file with the Committee a written designation of a Beneficiary who is to receive his or her vested benefits in the event of the Participant’s death before his or her collection of said benefits. Such designation of Beneficiary may be changed at any time by written notice to the Committee. The designation last filed with the Committee shall be controlling. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant’s death, the Participant’s estate shall be deemed to be the Beneficiary for purposes of this plan.
ARTICLE V. Plan Administration
     5.01 The Committee. In its sole and absolute discretion, which discretion when exercised shall be final and binding on all parties, the Committee shall have the responsibility and authority to control the operation and administration of the Plan in accordance with its terms including, without limiting the generality of the foregoing, the powers and duties: (i) to interpret, apply and administer the Plan, to decide all questions of eligibility, participation, status, benefits, and rights of Participants and Beneficiaries under the Plan; (ii) to establish and amend such rules and procedures as it deems necessary or appropriate to the proper administration of the Plan; (iii) to employ or retain such agents as it deems necessary or advisable to assist in the administration of the Plan, and to delegate to the extent permitted by applicable law such powers and duties as it deems necessary or advisable, (iv) to prepare and file all statements, returns, and reports required to be filed by the Plan with any agency of government; (v) to comply with all disclosure requirements of all applicable state and federal law; and (vi) to perform all functions otherwise assigned to it under the terms of the Plan.

     5.02 Claims Procedure. Claims for Benefits under the Plan shall be filed in writing with the Committee. Written notice of the Committee’s disposition of a claim generally shall be furnished to the claimant within 60 days after the application therefore is filed. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 180 days after the claim is filed. If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. Any claimant who has been denied a Benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim within 60 days following the Committee’s determination described in the preceding sentence. Upon such appeal, the claimant, or his representative, shall be entitled to examine pertinent documents, submit issues and comments in writing to the Committee, and meet with the Committee. The Committee shall review its decision and issue a final decision to the claimant in writing, generally within 60 days following such appeal. However, if special circumstances exist of which the Committee notifies the claimant within such 60 day period, the Committee may extend such period to the extent necessary, but in no event beyond 120 days following such appeal.
ARTICLE VI. Amendment and Termination
     6.01 Right to Amend or Terminate. The Bank reserves the right at any time to terminate or amend the Plan in any manner and for any reason; provided, that no amendment or termination shall, without the consent of the Participant or, if applicable, the Beneficiary, adversely affect such Participant’s or Beneficiary’s rights with respect to Benefits accrued as of the date of such amendment or termination.
ARTICLE VII. General Provisions
     7.01 No Enlargement of Employment Rights. Nothing contained in this Plan shall give or be construed as giving any Employee the right to be retained in the service of the Bank or shall interfere with the right of the Bank to discharge or otherwise terminate any Employee’s employment at any time.
     7.02 Gender. Whenever any masculine terminology is used in this Plan, it shall be taken to include the feminine, unless the context otherwise indicates.
     7.03 Applicable Law . This Plan shall be construed and regulated, and its validity and effect and the rights hereunder of all parties interested shall at all times be determined in accordance with the laws of the State of Maryland, except to the extent such state law is preempted by federal law.
     7.04 Titles and Headings. The titles and headings included herein are included for convenience only and shall not be construed as in any way affecting or modifying the text of the Plan, which text shall control.

     7.05 Withholding. The Bank reserves the right to withhold from payments of Benefits such amounts of income, payroll, and other taxes as it deems advisable, and if the amount of such cash payment is not sufficient, the Bank may require the Participant or Beneficiary to pay the Bank the amount required to be withheld as a condition of delivering Benefits under the Plan.
     WHEREFORE, the Community Bank of Tri-County adopts this Amended and Restated Executive Incentive Compensation Plan effective the 31st day of December, 2008.

ATTEST:	COMMUNITY BANK OF TRI-COUNTY

/s/ Gregory C. Cockerham	By:	/s/ Michael L. Middleton

Gregory C. Cockerham, Secretary		Michael L. Middleton, President